Exhibit 4.8
ReneSola Ltd

Employment Contract

Jiashan·China

2009

Whereas:

ReneSola Ltd intends to recruit Wang Mingde as employee. Party A and Part B, after friendly consultation and on the principle of equality and mutual benefit, have concluded the following contract.

This Contract is made and entered into on November 17th, 2008 by and between both Parties according to the relevant laws and regulations of People’s Republic of China (hereafter referred to as “China” or “State”, but not including Hong Kong, Macao and Taiwan) in Jiashan County, Jiaxing City, Zhejiang Province, China.

Party A:	ReneSola Ltd (“Company”)
Address:	Craigmuir Chambers P. O. Box 71, Road Town Tortola, British Virgin Islands
CEO:	Li Xianshou

Part B:	Wang Mingde
Nationality:	USA
ID Card No:	028048881
Education:	Doctor’s Degree
Legal Address:

Article 1	Term of the Contract
The term of this Contract is from  November 17th, 2008  to  November 16th, 2011  , including the probation period from            /                 to          /                . If any of the Parties doesn’t want to renew this Contract, he or she should provide notice to other party in writing one (1) month in advance before the expiration of this Contract.

Article 2	Recruitment Conditions for Employment
During the probation period above, Party A will evaluate Party B’s performance in accordance with the following standards. After completion of the probation period, if Party B passes the evaluation, he/she will become formal employee of Party A:

1.
Party B shall comply with all applicable laws and regulations and all Party A’s internal working rules, and maintain Party A’s best interests and reputation. Party B shall also try his/her to accept the working designation, protect Party A’s confidential information and protect Party A’s equipment and materials.

2.
Party B shall devote him/herself to work and have the professional knowledge, ability, business management and organization ability and enterprising and pragmatic spirit. He/she shall try his/her best to complete all the tasks.

3.
Party B shall disclose necessary personal information to Party A truthfully, including without limitation, health condition, disease history, identity, education background and work experience. Party B shall have necessary physical and other condition for his/her work.

Article 3	Position and Location
3.1
Party B will be employed in the position of Manufacturing Vice President. During the term of this Contract, Party B shall not engage in any part-time job, directly or indirectly taking part in commercial competition activities similar to the business activities which Party A engages or to engage in, including but not limited to being employed by a company which competes with Party A, engaging in competitive consulting or other business activities, or providing technical information, technical parameters and trade secrets etc to a company which competes with Party A.

3.2
Party B is expected to work at Zhejiang Jiashan. After the signing of this Contract, Party A will dispatch Party B to work in Party A or subordinate companies of Party A by means of dispatching letter. As requested by Party A or according to the ability and performance of Party B, Party B agrees that Party A may from time to time, adjust the work position, contents, place, salary and/or other related matters of Party B under this Contract.

3.3
Party B’s working contents and responsibility, including without limitation, the authorization, contents, procedures and methods of work shall be according to Party A’s Duty Statement. Before receiving such Duty Statement, Party B shall comply with the requirements of Party A’s functionary.

3.4
Party B shall fulfill the assigned work and meet reasonable requirements on quality, quantity and time limit. Party A shall be entitled to assign Party B to tackle with one or more temporary jobs during working time. Party B shall accept and fulfill the assigned jobs to the best of his/her abilities or exceeding the expected commercial purpose.

Article 4	Employee Protection and Work Condition
4.1	Party A shall provide suitable work condition and circumstance, and ensure that Party B’s personal safety and health will not suffer serious harm.
4.2
Party B shall be entitled to enjoy necessary employee protection articles and/or   health care allowance in accordance with the work condition. Party B shall comply with Party A’s internal rules regarding work safety.

4.3
The occupational illness and its consequences, occupational illness protective measures and remuneration involved in the manufacturing activities which Party A engages have been stipulated in Party A’s labor protection management and other internal documents. Party B shall read all the above-mentioned documents carefully and have the right to refer to the documents. After both parties sign this Contract, Party A shall be considered to have fulfilled the informing obligation regardless whether Party B has referred to the relevant documents.

4.4
If Party A’s occupational illness protective measures cannot meet the requirements of relevant laws and regulations, Party B shall report timely to relevant authority or Party A’s labor union. Party B shall wear or use the protective equipments or facilities provided by Party A as required.

Article 5	Working Time and Vacation
5.1
Party A shall comply with statutory working time requirements. Party A shall clarify the details by preparing internal rules in accordance with the actual condition. Regarding the managements, senior officials, drivers, dustmen or others who enjoy the variable working time, Party B may arrange their working time in accordance with the related laws and regulations.

5.2	Party B shall be entitled to enjoy the public holiday and other legal leaves with pay, such as wedding leave, maternity leave, funeral leave, sick leave, go-home leave and family-planning leave.
5.3
Paid leave shall be enjoyed by Party B in accordance with relevant laws, regulations and rules. Party B shall use such annual leave for at least one (1) day every time, and shall notify Party A one (1) month in prior if he/she intends to use such annual leave for at least five (5) consecutive days. Party A will arrange the annual leave according to work plan. The annual leave can not be reserved to the next year. The other regulations related to paid leave shall be in accordance with regulations made by Party A.

Article 6	Overtime Work and Business Trip
6.1
Party A or Subordinate enterprises of Part A shall require Party B to do overtime work for reasonable requirements of work. Except urgent matters or physical discomfort, Party B shall do his/her best to comply with such arrangement.

6.2
Party A shall compensate Party B in the case that Party B is requested to do overtime work in the methods of overtime payment or additional rest in accordance with the applicable laws, regulations. However, the employees who apply variable working time shall not be entitled to enjoy such overtime payment or additional rest. The concrete methods shall be in accordance with the relevant laws and regulations.

6.3
Party A may be entitled to require Party B to conduct business trip to other place in the country and/or abroad at any time. Except urgent matters or physical discomfort, Party B shall do his/her best to comply with such arrangement.

Article 7	Salary and Social Insurance
7.1
For Party B, Party A is using the salary system of: a) annual salary system: Party B’s salary, bonus and other welfares shall refer to “Zhejiang Yuhui Solar Energy Source Ltd Offer Letter” signed by both partiesParty B shall enjoy non-taxable benefits according to PRC laws and the “Reimbursement Policy on Non-taxable Benefits for foreigner employees” of Zhejiang Yuhui Solar Energy Source Ltd.

7.2
Party A shall pay all the salary on the twenty-fifth day of every month. If Party A has to delay the payment of such salary for any reason, it shall notify Party B two (2) days in prior. The delay shall not be more than thirty (15) days in any case.

7.3
Party A shall pay other expenses which Party B shall bear for working in China according to applicable laws and regulations of PRC. Party A shall be entitled to withdraw, from Party B’s salary, the taxes (such as income tax and local tax) and other charges which Party B shall bear. Such charges shall include without limitation, all the charges contained in the judgment of court or the award of arbitration which shall be withdrawn from Party B’s salary by Party A; all the compensation which shall be paid by Party B to Party A in accordance with the provisions of this Contract or other legal decision; and all other fees or expenses which shall be withdrawn from Party B’s salary by Party A under the applicable laws and regulations of PRC.

7.4
Party A’s salary system is confidential. All the information relating to the salary, including without limitation the amounts, calculation, payment schedule and methods are also confidential, which Party B shall not disclose to any third party in any way without Party A’s prior written permit.

7.5	The salary payment method shall be as follows: Party A transfers the amount to the account opened in the name of Party B in the same bank as Party A.

Article 8	Labor Disciplines
8.1	Party B shall comply with all applicable laws and regulations.
8.2	Party B shall read, fully understand and comply with the Employee Manual and other work rules, work procedures and confidentiality requirements of Party A.
8.3
Party B shall not use any facilities of Party A to do anything harmful to Party A, including without limitation, searching or spreading anything against relevant laws, regulations and Party A’s reputation. During the working time, Party B shall also not search, send, release, spread anything or do any other things not relating to work through computers, telephones or other facilities.

8.4
Party A shall have right to inspect, guide and examine the performance of Party B. If Party B disobeys the labor disciplines, Party A shall have right to impose punishment on Party B according to applicable laws and regulations or terminate this Contract unilaterally.

8.5
In Party A’s previous cases, when an operational personnel accepts a bribe worth RMB1000, Party A will lose at least RMB10000. Therefore Party B shall guarantee that he/she and his/her relatives will not engage in any of the following activities: 1) Party A or his/her relative holds shares or part of share rights and interests in any enterprise which is handled by Party B and has business relationships with Party A and/or affiliated companies (“Affiliated Companies” refer to any enterprises or other entities which directly or indirectly control or are controlled by one party. “Control” means holding 50% or above of the registered capital and/or capital, and/or shares. Affiliated enterprises will be referred to hereafter as “Affiliated enterprises” with share rights or part of the share interests (including but without limitation to stock appreciation right). 2) Party B or any of his/her relatives works for affiliated enterprises; 3) Party B or any of his/her relatives engages in any commercial bribe or corruption, including without limitation, accepting any kind of undisclosed commission, gifts (including but not limited to cash, card, shares, expensive goods), feast or other benefits from any practical or potential customer, supplier, service provider, agent of Party A or other entity which has business relationship with Party A (unless obtaining Party A’s prior permit or reporting to Party A according to its internal rules). Party A shall have right to check any potential shadiness with Party B in this regard. Party B shall explain the matter in detail as requested by Party A and provide supporting evidence. At Party A’s sole discretion, Part may request Party B to obviate the potential problems (including pause or terminate the relevant business). If it is confirmed that Party B has engaged in any commercial bribe or corruption, it shall be deemed that Party B has materially breached the labor disciplines. Party A shall have right to terminate this Contract immediately and according to Party A’s working rules and claim for loss or damage at the ratio mentioned above against Party A and shall have right to record such matter in Party B’s personal files or disclose such information to any third party.

8.6
Party B shall not engage in any business activity which violates any applicable law or regulation of the PRC, including without limitation, violating the administrative rules of customs and/or conduct fraud reporting in respect of transaction information, or violating financial or foreign exchange administrative rules. Should Party A bear any liability or loss or damage, Party B shall be liable to make full compensation and it shall be deemed that Party B has materially breached the labor disciplines. Party A shall have right to terminate this Contract immediately in accordance with this Contract and Party A’s working rules and regulations and claim for loss or damage against Party A and shall have right to record such matter in Party B’s personal files or disclose such information to any third party.

8.7
The purchase and sale price of Party A’s products shall be in accordance with the guiding price determined by Party A. As operational personnel, Party B shall seek best price during his/her daily work. Party A shall have right to deal with any negative activity of Party B in accordance with the internal administrative rules. Should Party B have caused damage to Party A for several times, it shall be deemed that Party B has materially breached the labor disciplines. Party A shall have right to terminate this Contract immediately and claim for loss or damage against Party A and shall have right to record such matter in Party B’s personal files or disclose such information to any third party.

8.8
As a purchaser, Party B shall exert his/her ability to cut down the prices to seek the best price in equal condition with similar function when purchasing materials, equipments, spare parts or services. Party A shall have complete faith in Party B but shall also have the right to audit and inspect Party B’s work. If Party A manages to get a quotation at least 10% lower than the purchase price of the products/service (not limited to the products with same pattern or similar services) with the similar function in the equal condition from the third party in three months since the signing of the purchase contract by Party B, it shall be deemed that Party B has failed to performance the duty responsibly and neglected his/her duty. Should Party B have caused Party A to overpay (the amount referred to as “difference” hereafter, is the difference between the aggregate value of the price provided by the third party and the aggregate value of the quotation of the signatories) more than ten thousand yuan due to dereliction of duty several times, it shall be deemed that Party B has seriously neglected his/her duty. Party B shall pay the actual loss which Party A suffers (the difference which has already been paid to other parties by Party A). If it is discovered by relevant departments of Party A during the contract review period that the difference of a single contract exceeds twenty thousand yuan plus or the year-to-date difference amounts to fifty thousand yuan plus, it shall be deemed that Party B has seriously neglected his/her duty. Party B shall pay 20% of the difference to compensate the expenses paid by Party A during the review. The review, verification, examination and approval of the practice of Party B and relevant contracts, agreements and quotation, technical documents by the Financial Department, Internal Control Department, Legal Department and General Manager of Party A shall not be considered as the exemption of the responsibilities and obligations of Party B in seeking best price and shopping around or of the application of this Article.

Article 9	Should any one of the following situations occurs, Party A shall have right to terminate this Contract:
9.1	Party B fails to satisfy the recruitment conditions during the probation period;
9.2	Party B seriously breaches Party A’s labor disciplines or internal administrative rules;
9.3	Party B is seriously negligent in the performance of his/her duties, of jobbery or corruption causing great damages to Party A;
9.4	Party B is accused of criminal offence or sentenced to rehabilitate through labour
9.5	Party B establishes labor relations with other economic organizations and refuses to make corrections
9.6	Party B’s resume, certificate or other labor relationship evidence is seriously untrue;

Article 10
Should any one of the following situations occurs, Party A shall have right to early terminate this Contract by giving written notice to Party B 30 days in prior or pay additional one month salary to Party B:

10.1	Party B suffers from an illness or non-job related injury and cannot perform his/her duties under this Contract or arranged by Party A otherwise after statutory period of medical treatment;
10.2	Party B is incompetent to do the job under this Contract and is still incompetent to do it after training or a transfer of position;
10.3
A major change arises in the objective circumstances based on which this Contract was concluded, and cause such Contract impossible to be continued, and no agreement is reached on the amendment of such Contract following negotiations by Parties.

Article 11	This Contract shall be terminated, if:
11.1	This Contract is expired and there’s no renewal of the Contract by both parties;
11.2
The termination conditions agreed by both Parties under this Contract arise, including without limitation, as operational personnel, Party B has not met the business requirements which has been confirmed by Party B for three (3) consecutive months;

11.3	Party B starts to enjoy basic endowment insurance according to law;
11.4	Party B is dead or declared dead or disappearing by People’s Court;
11.5	Party A is declared bankrupt according to law;
11.6	Party A is revoked of the business license, ordered close, revocation or decides an early dissolution;
11.7	Other circumstances stipulated by applicable laws, administrative rules and regulations.

Article 12	Matters relating to the termination of this Contract
12.1	This Contract may be early terminated as agreed by both parties.
12.2
If Party B intends to resign his/her position, he/she shall notify Party A in writing thirty (30) days in prior and hand over the work to the personnel designated by Party A. Party B shall have the right to terminate this Contract by notifying Party A three days in prior during probation period.

12.3
Should any of the circumstances related to termination of this contract occur, Party A shall compensate Party B according to the specific circumstances and PRC laws and Party A’s internal administrative rules.

Article 13	Remarkable Matters when Resignation
13.1	If Party B intends to resign his/her position, he/she shall notify Party A in writing one (1) month in prior.
13.2
If Party A has provided to Party B on-job training and paid the relevant fees     and expenses (including tuition fees, material expenses, travelling expenses and living costs, etc.), and at the same time Party B is dismissed by Party A due to circumstances stipulated in Article 9 or Party B quits or resigns on his/her own, he/she shall pay liquidated damages to Party A. The amount of compensation shall be calculated in accordance with valid bills, invoices or other documents provided by Party A.

13.3
Before Party B’s dismissal or resignation or the termination of this Contract, Party B shall assist Party A to finish the necessary matters, such as takeover of job, return of materials, statement of working performance. Party B shall not disclose any of Party A’s confidential information. Party B shall also not engage in by him/herself, or be employed by any entity which engages in, any business competitive to that of Party A after his/her dismissal or resignation or the termination of this Contract. Parties shall enter into a separate Non-disclosure and Non-competition Contract to clarify the respective rights and obligations.

13.4
Before signing the formal “Non-disclosure and Non-competition Contract”, Party B undertakes that without Party A’s written pemittion, he/she will not disclose or make use of any of Party A’s undeclared information, including without limitation, business correspondences, operation, personnel, technical information, business plan, personnel information, financial informations, know-hows, technics, procudures which was acquired by Party B from Party A or during Party B’s working period. The undeclared information includes the informtation which is specifically defined confidential by Party A or judged by Party B to be confidential (regardless that Party B acquires the information from third Party, Party B shall not disclose or make use of the above-mentioned information on which there’s evidence that it comes from Party A). Party B shall not directly or indirectly take part in commercial competition activities similar to the business activities which Party A engages or to engage in, including but not limited to being employed by a company which competes with Party A, engaging in competitive consulting or other business activities. Otherwise, Party A shall have the right to demand liquidated damages from Party B. In case the liquidated damages are insufficient to cover the loss, Party B shall fully compensate for the loss.

As of the consideration for Party B’s non-competition obligation during the period of two years after his/her dismissal or resignation or the termination of this Contract, Party B agrees to compensate Party A according to relevent regulations. Both parties agree that the total amount of compensation equals to Party B’s one year total amount of basic wages, in other words, monthly basic wage multiplied by 12 months and be equally granted by Party A since the date of the termination or dissolution of this Contract. The compensation shall be transferred to Party B’s salary account on Party A’s wage payment day with the granting term of 24 months. In case Party B changes the account, he/she should give Party A a written notice timely. If the compensation payment is rejected due to Party B’s failure in informing Party A in time, Party A shall have the right to deposit the compensation amount and be deemed to have paid the compensation on time. However, Party B shall continue to fulfill the non-competition obligation. The total amount of the compensation shall be all of the compensation Party B enjoys for bearing the non-competition obligation under this Contract. Party A needs not to do any other extra compensation. Regardless of the above, Party A shall have the right to unilaterally terminate the non-competition obligation agreement. The termination shall be valid only with Party A’s written notice to Party B.
Party B shall faithfully reports to Party A of the recent whereabouts, residential address, working condition and contact information before the 5th day of each quarter so that Party A shall be able to inspect Party B’s fulfillment condition of the non-competition obligation. If Party B fails to report timely, it shall be deemed that he/she has violated the non-competition obligation. Party A shall have the right to stop the granting of the compensation and ask Party A to shoulder relevant legal responsibilities.
Besides, if Party B disclose the confiential information acquired from Party A to third party, Party A shall have the right to disclose the fact to the third party and ask the third party to cooperate in seeking legal actions against Party B or undertake the joint responsibility with Party B.
It shall be decided by Party A according to the position of Party A on whether Article 13.4 shall apply to Party B. If Party A informs Party B with a written notice that Party B shall observe the agreements stipulated in Article 13.4 before the dismissal of Party B or 30 days after Party B’s dismissal, Party B shall comply with this article and Party A shall pay the compensation on time.

13.5
In any case, Party B shall return all Party A’s properties which was acquired by Party B during the term of this Contract and based on the status of an employee, including without limitation, business correspondences, business cards of clients, technical materials, financial records and other documents with originals, copies or duplicates after the termination of this Contract. Party A will pay the relevant salary, allowance or compensation and handle the relevant termination procedures when Party B finishes the above-mentioned matters. Otherwise, Party B shall bear all liability or damage caused by any delay.

Article 14	On-job Works
14.1
Both Parties agree that, during the working period, the titles to all the research, development, invention and design (hereinafter referred to as “On-job Works”), which are acquired or conceived by mainly using the materials and technical resources of Party A or for Party B’s own jobs, shall be owned by Party A. Party A shall be entitled to use or transfer Party B’s On-job Works freely without Party B’s permit. Party B shall provide all necessary information or assistance as requested by Party A during application, registration and filing procedures to assist Party A to acquire and enjoy the relevant intellectual properties.

14.2
Party B shall be entitled to enjoyed immaterial rights including authorship as inventor, creator, designer or developer regarding aforesaid On-job Work, except which can be enjoyed by Party A. Party A shall respect Party B and assist him/her to enjoy such rights.

14.3
Party B shall declare immediately to Party A any intents that he/she claims any intellectual properties contained in the works which shall not be deemed as On-job Works during the working period. Party B may enjoy the relevant intellectual properties after Party A’s verification. Otherwise, Party B shall not use or transfer them to any third party without Party A’s prior approval.

14.4
If Party B develops certain works during the working period but does not declare to Party A, such works shall be deemed as the On-job Works. Party A shall be entitled to use or transfer such works to third party freely. If such works are proved not to be the On-job Works finally, Party B shall not claim any compensation against Party A. If Party A disagrees to Party B’s declaration, both Parties may resolve the dispute through negotiation or arbitration.

14.5
Upon the execution of this Contract, Party B shall disclose all patents, copyrights, know-how and/or other confidential information owned by him/her. Party B hereby represents and warrants that, during the working period, he/she would not use without permit any confidential information owned by other parties or do anything harmful to Party A or any intellectual properties owned by other parties.

Article 15	Liability for Breach of this Contract
15.1
In case that a Party breaches this Contract and causes the damage to the other Party, it shall compensate the other Party for losses and damages, and the compensation shall be calculated according to the actual losses and damages of such Party.

15.2
If this Contract is dismissed due to Party B’s breaking of PRC’s laws and regulations and results in causing damages to Party A, Party B shall be obliged to make indemnity to Party A based on the actual loss of Party A.

15.3
If Party B’s breach of this Contract cause further loss or damage of Party A, Party A shall be entitled to claim further compensation against Party B in accordance with the actual results or responsibilities.

15.4	If Party B causes damages to Party A in performing his/her duty due to his/her negligence, guilt, deceit behaviors, Party B shall be responsible to compensate Party A.
15.5
If Party B breaches the obligations of non-competition or confidential obligations under this Contract, he/she shall be charges 5 times of the compensation once confirmed by Party A. If the liquidated damages cannot recover the actual loss of Party A, Party B shall make compensations to Party B. If there are relevant stipulations under the Non-disclosure and Non-competition agreement, then the latter shall prevail.

15.6	If Party B has made or entered into any other contract or agreement with Party A, he/she shall also perform the obligations.

Article 16	Labor Dispute Resolution
A Party or Both Parties may bring a lawsuit before the competent court located in the place where the Contract is signed regarding the matters of dismissal, removal, expulsion of Party B.

Article 17	Miscellaneous
17.1	This Contract is made in duplicate, each of which shall be held by Party A and Party B, respectively, and of the same validity after execution by both Parties.
17.2	No modification or amendment of this Contract shall be effective or enforceable unless it is in writing and duly executed by both Parties.
17.3
Party B hereby represents and warranties that, he/she may execute and perform this Contract legally and the execution or performance of this Contract does and will not result in any breach of any contract, agreement and any other rule or document of any company or other business entity by which Party B is bound.

17.4
If any provision under this Contract is in discrepancy with applicable laws or regulations, the applicable laws and regulations shall prevail. Any other matters not provided in this Contract shall be dealt with according to applicable laws, regulations, decrees or any other additional contracts agreed by both Parties hereunder.

17.5
The application, implementation and explanation of this Contract shall be governed by PRC Law. Both parties agree: 1) The law of any other country, district or jurisdiction shall not have jurisdiction over this Contract; 2) neither party is entitled to bring a lawsuit or arbitration against the other party according to the law or in any other country, district or jurisdiction.

[No Text Below]

[Signature Page]
Party A: ReneSola Ltd
Authorized representative: Li Xianshou
Signature: /s/ Li Xianshou
Title: CEO

Party B: /s/Mingde Wang